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FOR IMMEDIATE RELEASE

              AMERICAN BUSINESS FINANCIAL SERVICES, INC. ANNOUNCES LIQUIDITY ISSUES AND INABILITY TO REPAY MATURING DEBT OBLIGATIONS



         Philadelphia, PA ... December 23, 2004 ... American Business Financial Services, Inc. (ABFS) (NASDAQ: ABFI), today announced it filed a registration statement with the Securities and Exchange Commission in October 2004 and is unable to sell subordinated debentures until this registration statement is declared effective. This delay continues to adversely affect the Company's liquidity. The Company is unable to predict whether or when it will get through the SEC registration process or the results of such process and, as a result, the Company is unable to determine at this time when or whether it will be able to commence sales of the subordinated debentures under the new registration statement.

         The Company's limited ability to sell subordinated debt during the second quarter of fiscal 2005 and the level of subdebt redemptions experienced during this period seriously depleted the Company's cash. As a result, the Company is currently unable to make principal and interest payments when due under the terms of the indentures relating to the Company's subordinated debentures and senior collateralized subordinated notes. The Company's inability to make principal and interest payments when due creates an event of default under the terms of these indentures. As a result of the foregoing, the Company may seek protection under the federal bankruptcy laws or may be forced into an involuntary bankruptcy filing. The Company is preparing for this strategic alternative should it become necessary.

         As a result of the Company's continuing liquidity issues, including its limited ability to sell subordinated debentures during the second quarter of fiscal 2005, the Company is currently not in compliance with several requirements in both of its credit facilities. Under the terms of these credit facilities, this noncompliance creates an event of default and the lenders may declare all amounts outstanding under the facilities immediately due and payable; however, to date, the lenders have not elected to take such action. An event of default under these credit facilities also creates an event of default under other debt instruments to which the Company is a party. The Company is in discussions with its lenders regarding these defaults. There can be no assurance that the Company will be able to obtain the necessary waivers or that the waivers will not contain conditions that are unacceptable to the Company. The Company has also received a notice from the landlord of its Philadelphia facility that the Company is in default under its lease.

         As previously disclosed, at various times since June 30, 2003, the Company has been also been out of compliance with the net worth requirement in several of its pooling and servicing agreements and sale and servicing agreements (collectively referred to in this document as the servicing agreements) and has been required to obtain waivers from and amendments to these agreements. As a result of the amendments to the Company's servicing agreements, all of the Company's servicing agreements associated with bond insurers now provide for term-to-term servicing and, in the case of its servicing agreements with two bond insurers, the Company's rights as servicer may be terminated at the expiration of a servicing term in the sole discretion of the bond insurer. The waiver of the net worth covenant, and the reappointment of the Company as a servicer that it had received from one of the Company's bond insurers expired on December 14, 2004. As a condition for further extensions and waivers, this bond insurer required the Company to appoint a backup servicer and satisfy other requirements related to the servicing of these loans. Although the Company expects to obtain the necessary waiver and extension of the servicing agreement, there can be no assurance that the Company will continue to receive the waivers and servicing agreement extensions the Company needs to operate or that such waivers or extensions will not contain conditions that are unacceptable to the Company. Moreover, the Company was also notified of an event of default under the amended servicing agreement by one of the Company's bond insurers.
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         In addition, as a result of these developments, the Company has determined to postpone until further notice its annual meeting of shareholders previously scheduled for December 27, 2004 at 3:00 p.m. The Company has also determined to postpone its contemplated closing of an exchange offer which was previously scheduled to close on December 31, 2004.

         American Business Financial Services, Inc., together with its subsidiaries, is a financial services organization operating mainly in the eastern and central portions of the United States and California. The Company originates, sells and services home mortgage loans through its principal direct and indirect subsidiaries.

         For further information, contact Keith Bratz, VP--Corporate Communications, 215-940-4525 or Bruce Boyle at 215-850-4639.

                                      # # #

         Certain statements contained in this press release, which are not historical facts, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, ability to obtain financing, amount of debt outstanding, restrictive covenants in debt instruments, ability to successfully implement changes in business strategy, ability to maintain the listing on the NASDAQ National Market System, valuation of the interest-only strips and servicing rights retained by the Company, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the mortgage lending and real estate industries, regulatory investigations of lending practices, lending to credit-impaired borrowers, competition, demand for the Company's products, relationships with brokers, loan prepayment rates, delinquency and default rates, access to securitization markets, changes in factors influencing or interruptions in securitization and whole loan sale markets and other risks identified in the Company's Securities and Exchange Commission filings.